Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES PRICING OF SENIOR NOTES OFFERING

McLean, Virginia – April 20, 2017 – Booz Allen Hamilton Holding Corporation (NYSE: BAH) (“Booz Allen”) announced that its wholly-owned subsidiary, Booz Allen Hamilton Inc. (the “Issuer”), has priced $350 million aggregate principal amount of its 5.125% senior notes due 2025. The offering is expected to close on April 25, 2017, subject to certain closing conditions. Each of the Issuer’s existing and future restricted subsidiaries that guarantee the Issuer’s obligations under its senior credit facility and certain other indebtedness (the “Guarantors”) will guarantee the Notes on a senior unsecured basis.

The Issuer intends to use a portion of the net proceeds from the sale of the Notes to repay its revolving credit facility and to use the remaining net proceeds for working capital and other general corporate purposes, which may include the repayment of a portion or all of the outstanding deferred payment obligation established in connection with the acquisition of Booz Allen by The Carlyle Group in 2008.

The Notes and the guarantees are being offered and sold in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes and the guarantees will be offered and sold only to qualified institutional buyers pursuant to Rule 144A and in offshore transactions to non-U.S. persons pursuant to Regulation S, each under the Securities Act.

The Notes and the guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements regarding Booz Allen’s financing plans, including statements related to the Issuer’s offering of the Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Issuer will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions and whether the Issuer and the Guarantors will be able to satisfy the conditions required to close any sale of the Notes. Booz Allen’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Booz Allen and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended March 31, 2016 and other filings made by Booz Allen with the Securities Exchange Commission.

INVESTOR RELATIONS:	MEDIA RELATIONS:
Curt Riggle	James Fisher
VP/Investor Relations	Principal/Media Relations
703-377-5332	703-377-7595
riggle_curt@bah.com	fisher_james_w@bah.com